EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59598, 333-62022, 333-88086 and 333-116755) and the Registration Statement on Form S-3 (No. 333-69646) of Kindred Healthcare, Inc. of our report dated March 1, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
March 1, 2007